            COLLABORATIVE ACTIVITIES AT LABORATORIES IN MACCHIAREDDU

     1. Within the newly leased facility (total 850 sq. m), 250 sq. m of space (ex Stabulario) will be exclusively made available for use by Idenix employees. Idenix employees will also enjoy of common area (total 350 sq. m) use similar to all other University employees occupying the building. Idenix will contribute up to E 54,000 per year during 3 years to the cost of University of Cagliari for renting this facility subject to the conditions noted in paragraph 4 below.

     2. Idenix will restore and equip at its own expenses its laboratory space at Macchiareddu, that will include a BL3 laboratory.

          a.   Idenix will have priority for use of the BL3.

          b. Pr. LaColla will be administratively responsible for the BL3 physical plant.

          c. Idenix equipment at Macchiareddu will become property of the University of Cagliari when the Cooperative Agreement between the University and Idenix expires or is terminated.

     3. Pr. LaColla will have access to all Idenix compounds and scientific data generated as a follow up of cooperative activities previously involving the Cagliari Team and will be named as a co-inventor on any Intellectual Property to which he has contributed concerned with the developments of such research activities. Pr. LaColla will be named as a co-inventor on Intellectual Property, for which he meets the criteria as a contributor to the invention, that will be generated by the Idenix team in Cagliari or the Cagliari team.

     4. Pr. LaColla will work with the Director of Virology (see below) to establish the budget of the University of Cagliari - Idenix Cooperative Laboratory (Cooperative Laboratory). Idenix will provide the following (in 1000s of Euro) for the Cooperative Laboratory. As set forth below, the total 2004 budget for the Cooperative Laboratory will be 1.363MM Euro.

                                             Idenix         UNICA
                                             ------         -----
Running Cost                                 275
Salaries and bonus pool                      560
Travel                                       20
Capex (to be agreed between Pr La Colla
   and D. Shlaes)                            208
Rent (Macchiareddu)                          54
Unrestricted Grant                                          250

          CAPEX will be agreed between Pr. LaColla and D. Shlaes.

          Idenix will provide the University of Cagliari with an unrestricted grant of E 250,000 per year during 3 years [2004 - 2006], which can be used for travel, salaries, running costs, etc. Idenix will pay the unrestricted grant on a monthly basis. However, the obligation of Idenix to make such payment and other payments relating to the operation of the Cooperative Laboratory is conditioned upon the Co-operative Antiviral Research Activity Agreement dated January 4, 1999, by and between Dipartimento di Biologia Sperimentale "Bernardo Loddo" dell Universita di Cagliari and Idenix SARL, as amended, remaining in full force and effect throughout such period.

     5. Pr. LaColla will remain the Director of the Cooperative Laboratory and will continue to provide scientific guidance to the Idenix team.

     6. Idenix has identified and employ a senior Director of Virology for the Idenix Team in Cagliari. The roles of the Director of Virology vis a vis Idenix, the Cooperative Laboratory and Pr. LaColla are described below.

GENERAL MISSION

In accordance with the Idenix' R&D objectives defined by the Exec V.P. for R&D, Director, Virology, in concert with the Cooperative Laboratory Director, will propose and implement Idenix' strategy for anti-viral screening within the facilities at the University of Cagliari utilized by the Idenix employees and/or through academic collaborations or contract organizations.

Director, Virology, in concert with the Cooperative Laboratory Director, will be responsible for budget proposal and implementation of the approved budget for the Idenix team in Cagliari (head count, scientific equipment, consumables, travel, training, scientific consultancies).

Director, Virology will be responsible for Idenix Human Resources management concerning yearly appraisal, salary and rewarding proposal, recruitment proposal and selection.

CONTEXT AND STAKES OF THE POSITION

Director, Virology will be based in Cagliari within Idenix SARL.

Internal relations
------------------

Director,, Virology reports to the Executive V.P. for R&D, who is located in US within Idenix Pharmaceuticals Inc. (Mass). For all budget and HR questions in EU, he follows Idenix SARL procedures.

External relations
------------------

Director, Virology will be responsible for the supervision of the Idenix facilities located on University of Cagliari premises. Supervision will be assumed in respect of the input and role of the Cooperative Laboratory Director as defined in the collaborative convention signed with the University of Cagliari.

The Cooperative Laboratory Director is responsible of the implementation of the research program and of the budget and means allocated to the Cooperative Laboratory by the two parties, as defined once a year during the steering committee meeting. He is responsible for obtaining agreement from the two parties before any publication and communication. He has a role of proposition for matters related to rewarding proposal, travel and training for Cooperative Laboratory personnel. He is responsible for implementing hygiene and security procedures towards the lab personnel in accordance with the University policy.

Director, Virology will supervise for the benefit of Idenix the implementation of the research program and of the budget and means allocated by Idenix to the Idenix Team in the Cooperative Laboratory. This will be done in respect of the global objectives agreed on by the two parties once a year during the steering committee meeting. In addition Director, Virology, will be directly responsible for Human Resources management of Idenix personnel concerning commitment to Idenex objectives, yearly appraisal, salary and rewarding proposal, travel and training.

In case of need to modify in a significant way the research program or the means allocated by Idenix to the Cooperative Laboratory, the Director, Virology will inform the Idenix members of the steering committee and the President of the steering committee, the latter may call for an extraordinary meeting for redefining with the two parties the cooperative lab research program.


--------------------------------------------------------------------------------



Heretofore agreed this 22 day of March, 2004:



/s/ Jean-Pierre Sommadossi                  /s/ Paolo LaColla
------------------------------------        -------------------------
Jean-Pierre Sommadossi, Ph.D.               Prof. Paolo LaColla
Gerant                                      Dep. of Biomedical Sciences and
Idenix SARL                                 Technologies, University of Cagliari
Montpellier, France                         Cagliari, Sardinia, IT

Cagliari, June 30, 2004

Universita degli Studi di Cagliari
Cittadella Universitaria
SS 554 Km 4,5
09133 Monserrato (CA)

To the attention of Magnifico Professor Pasquale Mistretta

Re:  Collaborative Activities at Laboratories in Macchiareddu


Magnifico Rettore,

Relating to the agreement "Collaborative Activities at Laboratories in Macchiareddu" dated March 22, 2004 it is understood that there will be a partial modification to article 4 of the agreement (Rent Macchiareddu) that provides for Idenix to be responsible for rent in an annual amount of 90,000 euro + tax


Cordaialment

IDENIX SARL

Jean-Pierre Sommadossi

/s/ Jean-Pierre Sommadossi

Agreed


Universita degli Studia di Cagliari

Magnifico Rettore
Prof. Pasquale Mistretta

/s/ Prof. Pasquale Mistretta